7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President, Chief Executive Officer and Chief Merchandising Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS THIRD QUARTER FISCAL 2015 FINANCIAL RESULTS
Third Quarter Fiscal 2015 Comparable Store Sales Increased 6.0 Percent

Evansville, Indiana, November 30, 2015 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of moderately priced footwear and accessories, today reported results for the third quarter ended
October 31, 2015.

Third Quarter Highlights

•	Net sales increased $15.0 million to $269.7 million, compared to $254.7 million in the third quarter of fiscal 2014

•	Comparable store sales increased 6.0 percent in the third quarter of fiscal 2015

•	Earnings per diluted share for the third quarter were $0.47

•	Per-store inventories were up 0.3 percent at the end of the quarter, compared to the third quarter last year

•	Repurchased 429,000 shares of common stock at a total cost of $10.2 million under the current share repurchase program

Cliff Sifford, President and CEO, stated, “We experienced strong athletic and women’s fashion boot sales throughout the third quarter which helped drive our fifth consecutive quarter of positive comparable store sales and on-plan earnings performance. We also benefited from our multi-channel sales initiatives which drove higher quarterly conversion rates, average sales per transaction and units per transaction.”

Mr. Sifford continued, “As we enter the fourth quarter, unseasonably warm weather has impacted our boot sales and overall comparable store sales, however, we are confident as more seasonal weather arrives, we will once again see positive reaction to our strong assortment of boots for the entire family.”

Third Quarter Financial Results

The Company reported net sales of $269.7 million for the third quarter of fiscal 2015, a 5.9 percent increase, compared to net sales of $254.7 million for the third quarter of fiscal 2014.  Comparable store sales increased 6.0 percent in the third quarter of fiscal 2015.

The gross profit margin for the third quarter of fiscal 2015 was 30.1 percent, which was unchanged compared to the third quarter of fiscal 2014.  The merchandise margin decreased 0.7 percent.  Buying, distribution and occupancy expenses decreased 0.7 percent as a percentage of sales.

Selling, general and administrative expenses for the third quarter of fiscal 2015 increased $7.2 million to $66.1 million.  As a percentage of sales, these expenses increased to 24.5 percent compared to 23.1 percent in the third quarter of fiscal 2014.  The majority of the increase in selling, general and administrative expenses was due to a $2.5 million increase in advertising in August 2015 and a $2.4 million increase in equity compensation in the third quarter of 2015 compared to the prior year.  A shift in the back-to-school tax-free calendar resulted in a sales and expense shift out of the last week of the second quarter last year and into the first week of the third quarter this year.  In the third quarter of fiscal 2014, certain performance-based restricted stock grants were deemed not likely to vest and a reduction of $2.3 million in equity compensation expense was recorded.  This reduction in expense last year is primarily attributable to the increase in equity compensation expense in the third quarter this year.

Net earnings for the third quarter of fiscal 2015 were $9.4 million, or $0.47 per diluted share.  For the third quarter of fiscal 2014, the Company reported net earnings of $10.8 million, or $0.54 per diluted share.

Nine Month Financial Results

Net sales during the first nine months of fiscal 2015 increased $37.8 million to $750.3 million compared to the same period last year.  Comparable store sales for the thirty-nine week period ended October 31, 2015 increased 3.3 percent.  Net earnings for the first nine months of fiscal 2015 were $24.6 million, or $1.23 per diluted share, compared to net earnings of $22.6 million, or $1.12 per diluted share, in the first nine months of last year.  The gross profit margin for the first nine months of fiscal 2015 was 29.6 percent compared to 29.3 percent last year.  Selling, general and administrative expenses, as a percentage of sales, were 24.3 percent for the first nine months of fiscal 2015 compared to 24.1 percent last year.  The Company opened 18 stores and closed 14 stores during the first nine months of fiscal 2015 compared to opening 30 stores and closing two stores during the first nine months of fiscal 2014.

Share Repurchase Program

In the third quarter of fiscal 2015, the Company repurchased approximately 429,000 shares of its common stock at an average price of $23.71 per share for a total cost of $10.2 million.   As of October 31, 2015, the Company had $14.8 million available for future stock repurchases under its $25 million stock repurchase authorization.

Fiscal 2015 Earnings Outlook

The Company expects fiscal 2015 net sales to be in the range of $980 million to $987 million, with a comparable store sales increase of approximately 3.0 percent. Earnings per diluted share for the fiscal year are expected to be in the range of $1.38 to $1.43.  This represents an increase of 9 percent to 13 percent over fiscal 2014 earnings per diluted share of $1.27.

Store Growth

The Company expects to open 20 new stores and close 15 stores closings in fiscal 2015.  Store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Stores Closings
1st quarter 2015	7	6
2nd quarter 2015	5	6
3rd quarter 2015	6	2
4th quarter 2015	2	1
Fiscal year 2015	20	15

The six new stores opened during the third quarter include locations in:

City	Market	Total Stores in the Market
Blytheville, AR	Memphis	5
Chicago, IL	Chicago	24
Elkhart, IN	South Bend	3
Fort Worth, TX	Dallas	9
Harrisburgh, PA	Harrisburg	4
Royal Palm Beach, FL	West Palm Beach	6

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the third quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of November 30, 2015 the Company operates 406 stores in 34 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees; our ability to manage our third-party vendor relationships; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear; the resolution of litigation or regulatory proceedings in which we are or may become involved; and our ability to meet our labor needs while controlling costs; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)

	Thirteen Weeks Ended October 31, 2015	Thirteen Weeks Ended November 1, 2014	Thirty-nine Weeks Ended October 31, 2015	Thirty-nine Weeks Ended November 1, 2014
Net sales	$269,713	$254,687	$750,302	$712,530
Cost of sales (including buying,
distribution and occupancy costs)	188,396	177,922	528,022	503,964
Gross profit	81,317	76,765	222,280	208,566
Selling, general and administrative
expenses	66,144	58,973	182,200	171,301
Operating income	15,173	17,792	40,080	37,265
Interest income	(2)	(2)	(36)	(11)
Interest expense	42	41	126	124
Income before income taxes	15,133	17,753	39,990	37,152
Income tax expense	5,747	6,936	15,391	14,600
Net income	$9,386	$10,817	$24,599	$22,552

Net income per share:
Basic	$0.47	$0.54	$1.23	$1.12
Diluted	$0.47	$0.54	$1.23	$1.12

Weighted average shares:
Basic	19,444	19,716	19,542	19,844
Diluted	19,542	19,729	19,553	19,859

Cash dividends declared per share	$0.065	$0.06	$0.19	$0.18

Financial Note:

Per share amounts are computed independently for each quarter of the fiscal year.  The sum of the quarters may not equal the total year due to the impact of changes in weighted shares outstanding and differing applications of earnings under the two-class method.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	October 31, 2015	January 31, 2015	November 1, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$49,035	$61,376	$29,089
Accounts receivable	2,665	2,928	2,954
Merchandise inventories	318,878	287,877	317,865
Deferred income taxes	1,236	957	794
Other	5,611	5,991	4,742
Total Current Assets	377,425	359,129	355,444
Property and equipment-net	106,374	101,294	101,362
Deferred income taxes	5,655	4,227	8,085
Other noncurrent assets	348	366	384
Total Assets	$489,802	$465,016	$465,275

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$75,006	$67,999	$70,831
Accrued and other liabilities	18,129	15,123	17,165
Total Current Liabilities	93,135	83,122	87,996
Deferred lease incentives	30,595	29,908	28,383
Accrued rent	11,221	10,505	10,318
Deferred compensation	9,892	9,901	9,616
Other	424	382	250
Total Liabilities	145,267	133,818	136,563
Total Shareholders' Equity	344,535	331,198	328,712
Total Liabilities and Shareholders' Equity	$489,802	$465,016	$465,275

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirty-nine Weeks Ended October 31, 2015	Thirty-nine Weeks Ended November 1, 2014
Cash flows from operating activities:
Net income	$24,599	$22,552
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,132	14,713
Stock-based compensation	2,595	292
Loss on retirement and impairment of assets	958	698
Deferred income taxes	(1,707)	(4,245)
Lease incentives	4,116	5,810
Other	(3,597)	(383)
Changes in operating assets and liabilities:
Accounts receivable	55	1,383
Merchandise inventories	(31,001)	(33,064)
Accounts payable and accrued liabilities	9,699	9,144
Other	456	1,327

Net cash provided by operating activities	23,305	18,227

Cash flows from investing activities:
Purchases of property and equipment	(22,313)	(27,533)
Proceeds from sale of property and equipment	0	836
Proceeds from notes receivable	250	250

Net cash used in investing activities	(22,063)	(26,447)

Cash flows from financing activities:
Proceeds from issuance of stock	335	203
Dividends paid	(3,782)	(3,631)
Excess tax benefits from stock-based compensation	91	35
Purchase of common stock for treasury	(10,181)	(7,533)
Shares surrendered by employees to pay taxes on restricted stock	(46)	(18)

Net cash used in financing activities	(13,583)	(10,944)

Net decrease in cash and cash equivalents	(12,341)	(19,164)
Cash and cash equivalents at beginning of period	61,376	48,253

Cash and cash equivalents at end of period	$49,035	$29,089